Avnet, Inc.
2211 South 47th St.
Phoenix, AZ 85034

PRESS RELEASE

Avnet, Inc. Announces Plans for Chief Financial Officer Transition
Initiates Search for Successor

Phoenix, Arizona, April 13, 2012 — Avnet, Inc. (NYSE:AVT), a leading global technology distributor, announced today that Ray Sadowski, the company’s Chief Financial Officer for the past 19 years, has notified the company of his intent to retire. Accordingly, the company has initiated a search to replace him and has engaged Crist/Kolder Associates, a leading specialist search firm, to assist in this process. Mr. Sadowski will remain fully engaged in his current role and responsibilities until his successor is in place and will continue in a senior advisory role as needed to ensure a smooth and seamless transition.

Rick Hamada, chief executive officer, said “Ray’s 33 total years of service and significant contributions to Avnet’s success are deeply appreciated. Although he will certainly be missed, we understand and respect his desire to initiate this personal transition and appreciate his proactive willingness to assist us through this critical succession.”

About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 2, 2011, Avnet generated revenue of $26.5 billion. For more information, visit www.avnet.com. (AVT—IR)

For more information, visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com. (AVT—IR)

CONTACT:	Avnet, Inc. Vince Keenan VP, Investor Relations (480) 643-7053 investorrelations@avnet.com